UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )

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HKN, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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HKN, INC.

180 State Street, Suite 200

Southlake, Texas 76092

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
TO BE HELD MARCH 23, 2011

To our Stockholders:

You are cordially invited to attend a special meeting of stockholders of HKN, Inc. that will take place at La Quinta Inn and Suites, 22790 Highway 59N, Kingwood, TX 77339 on March 23, 2011, at 10:30 a.m., local time.  Our Board of Directors has called the special meeting to ask our stockholders to consider and act upon the following proposals:

1.               To approve a $15 million rights offering granting stockholders 0.74805 of a right to purchase one share of common stock, par value $.01 per share (“Common Stock”), subject to adjustments to eliminate fractional rights, for each outstanding share of Common Stock they own as of the eligibility date, at a purchase price of $2.00 per share (the “Rights Offering”); and the issuance and sale of up to 7,500,000 shares of our Common Stock upon exercise of such subscription rights.

2.               To conduct such other business as may properly come before the special meeting or any adjournment or postponement thereof.

Only holders of record of our Common Stock at the close of business on February 14, 2011, will be entitled to notice of, and to vote at, the meeting.  No business other than the proposals described in this notice will be considered at the special meeting or any adjournment or postponement thereof.

After careful consideration and upon the recommendation of the special committee of our Board of Directors (the “Special Committee”), our Board of Directors determined that the Rights Offering is advisable and in the best interests of our company and our stockholders and recommends that you vote “FOR” the approval of the Rights Offering.

Neither our Board of Directors nor the Special Committee of our Board of Directors has made, nor will they make, any recommendation to stockholders regarding the exercise of subscription rights under the rights offering.  Stockholders should make an independent investment decision whether to exercise their rights.

Your vote is very important, regardless of the number of shares of Common Stock you own.  HKN cannot complete the Rights Offering unless it is approved by the affirmative vote of the majority of votes cast at the meeting.  Please submit your proxy as soon as possible to make sure that your shares are represented at the special meeting.

For your shares to be voted, you may complete, sign, date, and return the enclosed proxy card or you may submit your proxy by telephone or over the Internet.  If you are a holder of record, you may also cast your vote in person at the special meeting.  If your shares are held in an account by a broker, bank, or other nominee, you must instruct them on how to vote your shares or obtain from them a legal proxy enabling you to attend the special meeting and vote your shares of common stock.

By Order of the Board of Directors

Southlake, Texas	Mikel D. Faulkner
February 7, 2011	President and Chief Executive Officer

Important Notice Regarding the Availability of Proxy Materials for the Special Meeting of Stockholders to be Held on March 23, 2011: A full set of proxy materials, including the accompanying Proxy Statement and form of proxy, is available at www.hkninc.com and www.proxyvote.com. The Control Number for accessing the materials is set forth on the accompanying proxy card.

HKN, INC.

180 State Street, Suite 200

Southlake, Texas 76092

PROXY STATEMENT FOR SPECIAL MEETING OF STOCKHOLDERS
TO BE HELD MARCH 23, 2011

The accompanying Proxy is solicited on behalf of the Board of Directors of HKN, Inc., a Delaware corporation (“HKN” or the “Company), in connection with the Special Meeting of Stockholders (the “Special Meeting”), which will be held at La Quinta Inn and Suites, 22790 Highway 59N, Kingwood, TX 77339 on March 23, 2011, beginning at 10:30 a.m. local time, and any adjournments or postponements thereof, for the purposes set forth in the accompanying notice.  This Proxy Statement and the Proxy will be mailed to stockholders of record on or about February 24, 2011.

This Proxy Statement is not an offer to sell or the solicitation of an offer to buy shares of our common stock or any other securities, whether under the terms of the Rights Offering or otherwise. Offers and sales of our common stock issuable in the Rights Offering will only be made by means of a prospectus meeting the requirements of the Securities Act of 1933, as amended (the “Securities Act”), and applicable state securities laws, on the terms and subject to the conditions set forth in such prospectus.

QUESTIONS AND ANSWERS RELATING TO THE SPECIAL MEETING

Q.     Why did I receive these materials?

A.                We are required by law to distribute these proxy materials to all stockholders as of February 14, 2011, which is the date we have established as the “Record Date.” All holders of our Common Stock as of the Record Date are entitled to receive notice of, and to vote at, our Special Meeting.  As a stockholder, you are invited to attend the Special Meeting and are requested to vote on the proposals described in this Proxy Statement.  This Proxy Statement provides notice of the Special Meeting of stockholders, describes the proposals presented for stockholder action and includes information required to be disclosed to stockholders so that you can make an informed decision.  The accompanying proxy card enables stockholders to vote on the matters without having to attend the Special Meeting in person.

Q.     What will I be voting on?

A.                Stockholders will be voting whether or not to approve a rights offering granting stockholders 0.74805 of a right to purchase one share of Common Stock for each outstanding share of Common Stock they own, subject to adjustments to eliminate fractional rights, and the issuance and sale of up to 7,500,000 shares of our Common Stock upon exercise of such subscription rights.

Q.     What is the rights offering?

A.                The Board of Directors has approved, and requests stockholder approval of, a rights offering whereby each holder of our Common Stock would receive 0.74805 of a share purchase right for each share of Common Stock held by the holder on February 14, 2011 (the “Eligibility Date’) the Record Date, subject to adjustments to eliminate fractional rights,.  Each whole right will entitle the holder to purchase one share of common stock, at a price of $2.00 per share, or an aggregate of 7,500,000 shares of common stock, for an aggregate purchase price of $15 million, on or prior to the expiration date of the Rights Offering.

Q.     Will the Rights Offering dilute the existing stockholders’ percentage ownership in the Company?

A.                The Rights Offering will dilute the ownership of any stockholder who does not fully subscribe for shares of Common Stock in the Rights Offering.  The extent to which an existing stockholder’s ownership in the Company will be diluted will be substantially dependent upon the decision of each holder of Common Stock whether to subscribe for shares of Common Stock in the Rights Offering.

Q.     If the Rights Offering is approved by the stockholders, am I required to exercise any rights I receive in the Rights Offering?

A.                No.  You may exercise any number of your rights you receive, or you may choose not to exercise any of those rights.

Q.     Will the rights I receive be transferable?

A.                No.  The rights stockholders receive in the Rights Offering may not be sold or transferred.

Q.     Who is entitled to vote at the Special Meeting?

A.                The only voting security of the Company outstanding is its Common Stock, par value $.01 per share.  Only common stockholders of record at the close of business on the Record Date are entitled to receive notice of, and to participate in, the Special Meeting.  If you were a stockholder of record on the Record Date, you will be entitled to vote all of the shares that you held on that date at the Special Meeting, or any postponements or adjournments of the meeting.

Q.     How many votes do I have?

A.                You will be entitled to one vote for each outstanding share of our Common Stock you own as of the Record Date.  As of the date of this filing, there were 10,026,098 shares of our Common Stock outstanding and entitled to vote at the Special Meeting.

Q.     How many shares must be present or represented to conduct business at the Special Meeting?

A.                A majority of the Common Stock of the Company outstanding and entitled to vote at the Special Meeting must be present in person or represented by proxy in order to constitute a quorum.  Proxies received but marked as abstentions will be included in the calculation of the number of votes considered to be present at the meeting.

Q.     How are broker non-votes counted?

A.                When a broker who holds shares in street name returns a proxy but has not received voting instructions from its customer with respect to the rights offering proposal, the broker does not have the discretionary authority to vote on the rights offering proposal.  In this instance, those shares will be counted as present for purposes of determining the existence of a quorum but are not entitled to cast a vote, and therefore will have no effect on the outcome of the voting on the rights offering proposal.

Q.     How can I vote my shares in person at the Special Meeting?

A.                Shares held in your name as the stockholder of record may be voted by you in person at the Special Meeting. Shares held by you beneficially in “street name” through a broker, bank or other nominee may be voted by you in person at the Special Meeting only if you obtain a legal proxy from the broker, bank or other nominee that holds your shares giving you the right to vote the shares.

Q.              I am a holder of record of HKN’s common stock.  How can I vote my shares without attending the Special Meeting?

A.                Holders of record of our Common Stock may vote using one of the following three methods:

By Mail: Stockholders of record may vote by signing, dating and returning the proxy card in the accompanying postage-paid envelope.

By Telephone: Stockholders of record may call the toll-free number on the accompanying proxy card to vote by telephone, in accordance with the instructions set forth on the proxy card and through voice prompts received during the call.

By Internet: www.proxyvote.com.  Use the internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the cut-off date of meeting date.  Have your proxy card in hand when you access the website and follow the instructions to obtain your records and to create an electronic voting instruction form.

Proxies submitted by telephone or the internet are treated in the same manner as if the stockholder had signed, dated and returned the proxy card by mail.  Therefore, stockholders of record electing to vote by telephone or the internet should not return their proxy cards by mail.

Q.                I am a beneficial owner of HKN’s Common Stock and my stock is held in “street name” through a broker, bank or other nominee.  How can I vote my shares without attending the Special Meeting?

A.                Stockholders who do not hold their shares in their own name (referred to in this Proxy Statement as “beneficial stockholders”) should note that only proxies submitted by stockholders whose names appear on the records of our Company as the registered holders of shares of common stock can be recognized and acted upon at our Special Meeting.  If shares of Common Stock are listed in an account statement provided to a stockholder by a broker, then in almost all cases those shares of Common Stock will not be registered in the stockholder’s name on the records of our Company and are most likely registered under the names of the stockholder’s broker or an agent of that broker.  Beneficial stockholders should ensure that instructions respecting the voting of their shares of Common Stock with respect to the Rights Offering are communicated to the appropriate person, as without specific instructions, brokers/nominees are prohibited from voting shares for their clients.

Q.     Can I change my vote after I return my proxy card?

A.                Yes.  Any stockholder returning a proxy may revoke it at any time before it has been exercised in one of three ways.  First, you can send a written notice stating you wish to revoke your proxy.  Second, you can complete and submit with the Company a proxy bearing a subsequent date.  If you choose either of these two methods, you must submit your notice or your new proxy card to the Secretary of the Company at 180 South State Street, Suite 200, Southlake, Texas 76092.  Third, you can attend the Special Meeting and vote in person.  Simply attending the Special Meeting, however, will not revoke your proxy; you must vote at the meeting.

For shares you hold beneficially in “street name,” you may change your vote by submitting new voting instructions to your broker, bank or other nominee or, if you have obtained a legal proxy from your broker, bank or other nominee giving you the right to vote your shares, by attending the Special Meeting and voting in person.  In either case, the powers of the proxy holders will be suspended if you attend the meeting in person and so request, although attendance at the meeting will not by itself revoke a previously granted proxy.

Q.     What vote is required to approve the Rights Offering?

A.                Assuming a quorum is present at the Special Meeting, the affirmative vote of a majority of the total votes cast is required to approve the rights offering proposal.  That means that the number of votes cast “for” the proposal must exceed the votes cast “against” the proposal. An abstention does not count as a vote cast and will have no effect on the outcome of the voting on the rights offering proposal.  Brokers holding shares in street name who have not received specific instructions from the beneficial owner of those shares will not have the power to vote on the rights offering proposal and those shares will have no effect on the outcome of the vote.      Shares represented by valid proxies and not revoked will be voted at the Special Meeting in accordance with the instructions given.  If no voting instructions are given, such shares will be voted in accordance with the recommendations of our Board of Directors.

Lyford Investments Enterprises Ltd. (“Lyford”) and UniPureEnergy Acquisition Ltd. (“UEA”), which beneficially own 31.77% and 12.01%, respectively, of our outstanding common stock as of the date of this filing, have notified the Company that they intend to vote all of their shares of Common Stock in favor of the rights offering proposal. Alan G. Quasha, the Chairman of our Board of Directors, is the son of Phyllis Quasha, who is deemed a beneficial owner of Lyford and UEA. Mr. Quasha disclaims any beneficial ownership of these shares.

Q.     Will stockholders be asked to vote on any other matters?

A.                To the knowledge of the Company and its management, stockholders will vote only on the matters described in this Proxy Statement.  However, if any other matters properly come before the Special Meeting, the persons named as proxies for stockholders will vote on those matters in the manner they consider appropriate.

Q.     Who counts the votes?

A.                The Company will appoint one or more inspectors of election to conduct the voting at the Special Meeting. Prior to the meeting, the inspectors will sign an oath to perform their duties in an impartial manner and to the best of their abilities. The inspectors will ascertain the number of shares outstanding and the voting power of each share, determine the shares represented at the meeting and the validity of proxies and ballots, count all votes and ballots and perform certain other duties as required by law. The inspectors will tabulate the number of votes cast for, against or withheld.  If you are a stockholder of record, your signed proxy card is returned directly to the transfer agent for tabulation.  If you hold your shares in “street name” through a broker, bank or other nominee, your broker, bank or other nominee will return one proxy card to the transfer agent (or vote its shares as otherwise permitted) on behalf of its clients.

Q.     Who will solicit proxies from the stockholders and who will bear the costs of solicitation?

A.                The Company will request banking institutions, brokerage firms, custodians, nominees and fiduciaries to forward solicitation materials to the beneficial owners of common stock held of record by such persons as of the Record Date, and will reimburse such entities for their reasonable out-of-pocket expenses.

In addition, the Company has retained Morrow & Co., LLC (“Morrow”) to act as proxy solicitor in connection with this Special Meeting.  HKN has agreed to pay Morrow a fixed fee of $5 thousand plus expenses for proxy solicitation services and a per call fee of $5.00 for supplemental telephone solicitation calls handled by Morrow.  Additionally, the original solicitation of proxies by mail may be supplemented by telephone, email, fax or personal solicitation by officers or regular employees of HKN.  No additional compensation will be paid to officers and regular employees for such services.

Q.     What should I do if I receive more than one set of voting materials?

A.                You may receive more than one set of voting materials, including multiple copies of this Proxy Statement and multiple proxy cards or voting instruction cards.  For example, if you hold your shares in more than one brokerage account, you may receive a separate voting instruction card for each brokerage account in which you hold shares.  If you are a stockholder of record and your shares are registered in more than one name, you will receive more than one proxy card.  Please complete, sign, date and return each proxy card and voting instruction card that you receive.

Q.     Where can I find the voting results of the Special Meeting?

A.                We intend to announce the preliminary voting results at the Special Meeting and will publish the final results in a current report on Form 8-K following the Special Meeting.

Q.     What is the Board of Directors’ recommendation?

A.                The Board of Directors recommends a vote FOR the rights offering proposal, and your proxy will be so voted, unless you specify otherwise.

Q.     What will happen if the rights offering is not approved?

A.                If our stockholders do not approve the rights offering proposal, we will not be able to proceed with the Rights Offering.

Q.     Who can help answer my questions?

A.                If you have more questions about the Special Meeting or the rights offering proposal, you should contact:

HKN, Inc.

180 State Street, Suite 200

Southlake, Texas 76092

Attn: Sarah Gasch, Corporate Secretary

(817) 424-2424.

THE RIGHTS OFFERING PROPOSAL

Upon completion of the Rights Offering, and assuming full subscription, the Company will receive $15 million to acquire or invest in energy-related businesses, securities, working interests and other oil, natural gas and energy-related investments, properties, products and technologies, and for general corporate purposes.  We intend to commence the rights offering on or about March 24, 2011.  The rights offering is scheduled to expire on April 7, 2011, unless extended by the Special Committee.

The completion of the Rights Offering is conditioned on our stockholders’ approving rights offering proposal at the Special Meeting.  Stockholders are being asked at the Special Meeting to approve the issuance of shares of our Common Stock in the Rights Offering.  A vote in favor of such issuance and sale will not obligate any stockholder to purchase shares in the Rights Offering.

There are no appraisal rights provided to dissenting stockholders under our restated certificate of incorporation or the laws of the State of Delaware in connection with the rights offering proposal.

Background of the Rights Offering

Our business strategy is focused on enhancing value for our stockholders through the development of a well-balanced portfolio of energy-based assets.  Currently, the majority of the value of our assets is derived from our ownership in Gulf Coast oil and gas properties, our ownership of certain publicly-traded common shares of Global Energy Development PLC, our investment in BriteWater International LLC, and in our coalbed methane prospects in Indiana and Ohio.  We consider these assets to be strategic for us, and our objective is to build the value of these properties by:

•                  Monitoring and reducing operating costs

•                  Reducing operational, environmental, financial and third-party dependency risks

•                  Pursuing possibilities for “expanding our footprint” in these areas

•                  Performing economic upgrades and improvements

We also seek to identify further investment opportunities in undervalued energy-based assets or companies which could provide future value for our stockholders.

As set forth in our publicly available filings with the SEC, we believe that we have the ability to provide for our operational needs, our planned capital expenditures and possible investments through projected operating cash flow and cash on hand; however, we have from time to time considered the issuance of equity securities as a source of financial flexibility which would enable us to pursue energy-based investment opportunities.  Our goal is to improve our financial flexibility through the rights offering.

At a meeting of our Board of Directors held on August 19, 2010, our management presented a proposed analysis of the merits and risks of issuing additional Common Stock through a rights offering as a means of enhancing our financial flexibility to pursue energy-based investment opportunities.  The Board of Directors discussed in great detail the proposed terms of a rights offering, including the subscription price, the timetable for consummating the rights offering, whether the rights should be transferable and the desirability for a standby underwriter or backstop purchaser.

At the meeting held on August 19, 2010, our Board of Directors established the Special Committee to review and evaluate the terms of the proposed rights offering.  As the terms of the proposed rights offering apply equally to all stockholders, neither of the non-independent directors was determined to be conflicted or have any interest in the transaction different from those of other stockholders; however, the Board of Directors believed that the formation of a Special Committee offered additional protection for stockholders.  Consequently the Board of Directors appointed our three independent directors, Michael M. Ameen, J. William Petty and H.A. Smith along with Mikel Faulkner, our Chief Executive Officer, as the members of the Special Committee.  During subsequent discussions, the Board of Directors also determined that it would be desirable to retain a financial advisor to render a fairness opinion with respect to the terms of the rights offering.

The Special Committee selected The BVA Group, LLC (“BVA”) as its financial advisor because of its expertise and experience in financial analysis and investment banking, as well as its particular knowledge of the energy industry.  On September 30, 2010, the Special Committee entered into an engagement letter with BVA.

During October 2010, at the direction of the Special Committee, BVA met with the Company’s management to discuss the Company’s business, capital structure and liquidity needs. BVA also analyzed the Company’s capital needs based on the Company’s current and projected liquidity needs and independently compiled industry information and analyses. BVA also analyzed comparable pricing models for the proposed rights offering.

On October 18, 2010, the Special Committee met and reviewed the analysis and conclusions of BVA.  BVA delivered its opinion to the Special Committee indicating that the financial terms of the Rights Offering taken as a whole were fair to the stockholders of the Company from a financial point of view. The Special Committee voted unanimously to recommend that the Board of Directors approve the proposal to consummate the rights offering and to submit the rights offering proposal to a stockholder vote.

BVA subsequently issued a written fairness opinion, a copy of which is attached hereto as Annex A, confirming the opinion it had delivered to the Special Committee for their use at the October 18th meeting.

Following the October 18, 2010 Special Committee meeting, our Board of Directors received the recommendation of the Special Committee, and following review and discussion, our Board of Directors determined that the rights offering is advisable and in the best interests of our company and our stockholders, and approved and authorized the Rights Offering.

Description of the Rights Offering.

If the rights offering is approved by the stockholders, we will distribute to the record holders of our Common Stock as of February 14, 2011 (the “Eligibility Date”) non-transferable subscription rights to purchase shares of our Common Stock at a subscription price of $2.00 per share. The subscription rights will entitle the holders of those rights to purchase an aggregate of 7,500,000 shares of Common Stock for an aggregate purchase price of $15 million.  The subscription rights will expire, if not exercised, at 5:00 p.m., Eastern Time, on April 7, 2011, unless extended by the Special Committee (the “Expiration Date”).

Stockholders will receive 0.74805 of a subscription right for every share of our Common Stock they own at the close of business on the Eligibility Date, subject to adjustments to eliminate fractional rights.  Each whole subscription right will entitle the holder to purchase, at the subscription price, on or before the expiration time of the Rights Offering, one share of Common Stock (the “Basic Subscription Privilege”).  As an example, a stockholder who owns 1,000 shares of Common Stock on the eligibility date would receive 748 subscription rights and would have the right to purchase 748 shares of Common Stock.

To the extent that other rights holders do not exercise their Basic Subscription Privileges in full, stockholders who do elect to exercise their Basic Subscription privilege in full may also subscribe, at the $2.00 per share subscription price, for additional shares of our Common Stock (the “Over-Subscription Privilege”), up to the number of unsubscribed shares.  If a sufficient number of shares of our Common Stock are unavailable to fully satisfy the Over-Subscription Privilege requests, the available shares of Common Stock will be sold pro rata to subscription rights holders who exercised their Basic Subscription Privilege based on the number of shares each subscription rights holder subscribed for under the Basic Subscription Privilege.  Any excess subscription funds will be promptly returned without interest or deduction.

We will not issue fractional subscription rights or cash in lieu of fractional rights. Fractional subscription rights will be rounded down to the nearest whole number, with such adjustments as may be necessary to ensure that we offer 7,500,000 shares of Common Stock in the Rights Offering.

The completion of the Rights Offering is subject to closing conditions, including:

•                  the registration statement relating to the Rights Offering will have been declared effective by the SEC and will continue to be effective and no stop order will have been entered by the SEC with respect thereto;

•                  all material governmental and third-party notifications, filings, consents, waivers, and approvals required for the consummation of the Rights Offering will have been made or received;

•                  no action will have been taken, no statute, rule, regulation, or order will have been enacted, adopted, or issued by any federal, state, or foreign governmental or regulatory authority, and no judgment, injunction, decree, or order of any federal, state, or foreign court will have been issued that, in each case, prohibits the implementation of the Rights Offering and the issuance and sale of our Common Stock in the Rights Offering or materially impairs the benefit of implementation thereof, and no action or proceeding by or before any federal, state, or foreign governmental or regulatory authority will be pending or threatened wherein an adverse judgment, decree, or order would be reasonably likely to result in the prohibition of or material impairment of the benefits of the implementation of the Rights Offering and the issuance and sale of our Common Stock in the Rights Offering;

•                  stockholder approval for the issuance of shares of our Common Stock in the Rights Offering will have been received; and

•                  the shares of our Common Stock to be issued in the Rights Offering will have been approved for listing on the NYSE Amex, subject to official notice of issuance.

This Proxy Statement is not an offer to sell or the solicitation of an offer to buy shares of Common Stock or any other securities, including the rights or any shares of Common Stock issuable upon exercise of the rights. Offers and sales of Common Stock issuable upon exercise of the rights will only be made by means of a prospectus meeting the requirements of the Securities Act, and applicable state securities laws, on the terms and subject to the conditions set forth in such prospectus. In connection with the Rights Offering, we have filed a Registration Statement on Form S-3 with the SEC.

Use of Proceeds

The net proceeds to us from the sale of all of our shares of Common Stock offered in the Rights Offering, assuming full participation, are estimated to be approximately $14.8 million, after deducting estimated offering expenses of approximately $220 thousand. We may receive less than this amount, depending of shareholder participation in the Rights Offering. We will use the net proceeds of the rights offering to acquire or invest in energy-related businesses, securities, working interests and other oil, natural gas and energy-related investments, properties, products and technologies, and for general corporate purposes.

Positive Effects of the Rights Offering

On October 18, 2010, the Special Committee met and, following their meeting, our Board of Directors considered and approved the proposed Rights Offering. In evaluating the proposed Rights Offering, the favorable effects identified and discussed by the Special Committee and our Board of Directors included, but were not limited to, the following:

•                  the determination of the Special Committee, acting with the advice and assistance of BVA, that the proposed rights offering was advisable and in the best interests of the Company and its stockholders;

•                  the financial analyses of BVA and the Special Committee’s receipt of the opinion of BVA a copy of which is attached hereto as Annex A, to the effect that the financial terms of the Rights Offering are fair from a financial point of view to the stockholders of the Company taken as a whole;

•                  the Rights Offering, assuming full participation, will provide up to an additional $15 million of gross proceeds; and

•                  the Rights Offering allows our existing stockholders who elect to participate in the Rights Offering to maintain their proportionate ownership in the Company.

Negative Effects of the Rights Offering

The negative effects identified and discussed by the Special Committee and our Board of Directors included, but were not limited to, the following:

•                  to the extent that a stockholder does not exercise its rights in full and the Rights Offering are consummated, such stockholder’s proportionate ownership interest in the Company will be substantially reduced;

•                  sales of substantial amounts of our Common Stock in the public market, and the availability of shares for future sale, including up to 7,500,000 shares of our Common Stock to be issued in the Rights Offering, could adversely affect the prevailing market price of our Common Stock and cause the market price of our Common Stock to remain low for a substantial period of time; and

•                  if shareholders participate disproportionately in the Rights Offering, a shareholder or group of shareholders, may increase their ownership so that they own a majority of our outstanding shares which could limit the influence of smaller shareholders.

Reasons for Soliciting Stockholder Approval for the Rights Offering

We are seeking stockholder approval of the Rights Offering because we are required to do so under the rules of the NYSE Amex, and because our Board of Directors has determined that this Rights Offering should only occur if our stockholders approved the Rights Offering.

Consequences if the Rights Offering Is Not Approved by Our Stockholders

If the Rights Offering proposal is not approved by the requisite vote of our stockholders, we will cancel the Rights Offering.  In such event, we could be required to seek alternative sources of liquidity in lieu of the Rights Offering.  No assurances can be given that we would be able to obtain such alternative source of financing on commercially reasonable terms, if at all.  Our inability to obtain additional liquidity to fund future investment opportunities could have a material adverse impact on our business strategy and future growth outlook and could adversely affect the price of our Common Stock.

Required Vote

The affirmative vote of a majority of the total votes cast is required to approve the Rights Offering proposal.  That means that the number of votes cast “for” the proposal must exceed the votes cast “against” the proposal. An abstention does not count as a vote cast and will have no effect on the outcome of the voting on the Rights Offering proposal.  Brokers holding shares in street name who have not received specific instructions from the beneficial owner of those shares will not have the power to vote on the Rights Offering proposal and those shares will have no effect on the outcome of the vote.  Shares represented by valid proxies and not revoked will be voted at the Special Meeting in accordance with the instructions given.  If no voting instructions are given, such shares will be voted in accordance with the recommendations of our Board of Directors.

Lyford and UEA, which beneficially own 31.77% and 12.01%, respectively, of our outstanding Common Stock as of the date of this filing, have notified the Company that they intend to vote all of their shares of Common Stock in favor of the Rights Offering proposal. Alan G. Quasha, the Chairman of our Board of Directors, is the son

of Phyllis Quasha, who is deemed a beneficial owner of Lyford and UEA. Mr. Quasha disclaims any beneficial ownership of these shares.

Recommendation of the Board of Directors

After careful consideration and upon the recommendation of the Special Committee of our Board of Directors determined that the Rights Offering is advisable and in the best interests of our company and our stockholders and recommends that you vote “FOR” the approval of the Rights Offering.

Neither our Board of Directors nor the Special Committee has made, nor will they make, any recommendation to stockholders regarding the exercise of rights under the rights offering. Stockholders should make an independent investment decision about whether or not to exercise their rights.

INTERESTS OF CERTAIN PERSONS IN MATTERS TO BE ACTED UPON

None of the persons who are currently, or who since January 1, 2011 have been, directors or executive officers of the Company have any interests in the rights offering other than as equity holders of the Company.

OWNERSHIP OF COMMON STOCK

Security Ownership of Certain Beneficial Owners

As of December 31, 2010, HKN had 10,026,098 shares of Common Stock outstanding.  As of that date, the only persons known by HKN to beneficially own five percent (5%) or more of the outstanding shares of Common Stock were:

Title of class	Name and address of beneficial owner	Amount and nature of beneficial ownership	Percent of class
Common Stock	Lyford Investments Enterprises Ltd. Tropic Isle Building P.O. Box 3331 Road Town, Tortola, D8 British Virgin Islands, VG 1110	3,184,970	31.77%
Common Stock	UniPureEnergy Acquisition Ltd. Tropic Isle Building P.O. Box 3331 Road Town, Tortola, D8 British Virgin Islands, VG 1110	1,204,392	12.01%

Security Ownership of Directors and Management

The following table sets forth information, as of September 30, 2010, regarding the number of shares of common stock beneficially owned by directors and executive officers that are named in the Summary Compensation Table in our annual meeting proxy statement and all of HKN’s directors and named executive officers as a group.  Each director and executive officer has sole voting and investment power with respect to the shares beneficially owned by him/her.

Name	Number of Shares Beneficially Owned		Percent of Class
Michael M. Ameen, Jr.	2,600		*
Mikel D. Faulkner	3,000		*
Dr. J. William Petty	3,248		*
Alan G. Quasha	0	(1)	*
H.A. Smith	1,349		*
Anna M. Williams	0		*
Rodger L. Ehrlish	2,116		*
Richard O. Cottle	0		*
Kris Hartmann	0		*
All directors and named executive officers as a group (9 persons)	12,313		*

*                 Less than 1%.

(1)          Does not include 3,184,970 shares beneficially owned by Lyford and 1,204,392 shares beneficially owned by UEA. Mr. Quasha is the son of Phyllis Quasha, who is deemed a beneficial owner of Lyford and UEA, but Mr. Quasha disclaims any beneficial ownership of these shares.

STOCKHOLDER PROPOSALS FOR INCLUSION IN PROXY MATERIALS
FOR 2011 ANNUAL MEETING

Under the SEC’s proxy rules, stockholder proposals that meet certain conditions may be included in HKN’s proxy statement and form of proxy for a particular annual meeting.  Stockholders that intend to present a proposal at HKN’s 2011 Annual Meeting of Stockholders must send the proposal to HKN so that it is received at HKN’s principal executive offices no later than December 31, 2010 to be considered for inclusion in the proxy statement and form of proxy related to the 2011 Annual Meeting of Stockholders.  If HKN chooses to accelerate the date of its 2011 Annual Meeting, the deadline for receipt of stockholder proposals to be considered for inclusion in HKN’s proxy materials will change and HKN will notify stockholders of the changed deadline in a Quarterly Report on Form 10-Q, Current Report on Form 8-K or press release.  Stockholders that have an intention to present a proposal that will not be included in the proxy statement and the form of proxy must give notice to HKN by the deadline set forth under “Annual Meeting Advance Notice Requirements — Stockholder Proposals” above.  Any and all such proposals and notices should be sent to the attention of the Secretary of HKN.  Any and all such proposals must comply with applicable SEC regulations in order to be included in HKN’s proxy materials or to be presented at the Annual Meeting.

OTHER INFORMATION

We will provide to each person solicited, without charge except for exhibits, upon request in writing, additional copies of our Annual Report on Form 10-K for the year ended December 31, 2009.  Requests should be directed to the Secretary of HKN, Inc., 180 State Street, Suite 200, Southlake, Texas 76092, (817) 424-2424.  HKN’s Annual Report on Form 10-K is also on file with the SEC, Washington, D.C. 20549.

The SEC has adopted rules that permit companies and intermediaries such as brokers to satisfy delivery requirements for proxy statements with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, which is commonly referred to as “householding”, potentially provides extra convenience for stockholders and cost savings for HKN.  Under this procedure, multiple stockholders who share the same last name and address will receive only one copy of the annual proxy materials, unless they notify HKN that they wish to continue receiving multiple copies.  HKN has undertaken householding to reduce its printing costs and postage fees.  If stockholders wish to opt-out of householding and continue to receive multiple copies of the proxy materials at the same address, a stockholder may do so at any time prior to thirty days before the mailing of proxy materials, which will typically be mailed in April of each year, by notifying HKN in writing at 180 State Street, Suite 200, Southlake, Texas 76092 or by contacting HKN at 817-424-2424. Stockholders also may request additional copies of the proxy materials by notifying HKN in writing at the above-referenced address or contacting HKN at the above-referenced telephone number, and HKN will undertake to deliver such additional copies promptly.

By Order of the Board of Directors

Mikel D. Faulkner
Southlake, Texas	President and Chief Executive Officer
February 7, 2011

Annex A

Fairness opinion

A-1

5601 Granite Parkway, Suite 740 | Plano, Texas 75024 | T 972.377.0300 | F 972.377.0307 | bvagroup.com

October 28, 2010

Special Committee of the Board of Directors

HKN, Inc.

180 State Street, Suite 200

Southlake, Texas 76092

Dear Committee:

Pursuant to our engagement letter dated September 30, 2010, you have requested that The BVA Group LLC (“BVA”) provide an opinion (the “Opinion Letter”) to the Special Committee of the Board of Directors of HKN, Inc. (“HKN” or the “Company”) as to the fairness of the Transaction (as defined below), from a financial point of view to the shareholders of HKN.  Specifically, we will analyze the Transaction to determine whether the proposed price and terms fall within the range of value and terms that a typical buyer would agree to, considering the particular buyer and seller in the transaction.

The Transaction

Based on discussions with management, we understand the Company intends to issue a rights offering which will grant each shareholder the right to purchase 0.74545 shares of common stock at a price of $2.00 per share for each outstanding share of common stock they own.  The right to purchase will be non-transferable.  Shareholders may oversubscribe in the event all shareholders do not wish to participate.  The total offering will be for an aggregate of 7,500,000 shares of common stock for an aggregate purchase price of approximately $15.0 million.

Due Diligence

BVA conducted various procedures, investigations, and financial analyses with respect to the preparation of our Opinion including, but not limited to, the following:

1.               Reviewed and analyzed information obtained from the capital markets;

2.               Reviewed draft proxy statements and draft S-3 forms related to the rights offering;

3.               Reviewed unanimous written consent of the special committee of the board of directors regarding the rights offering.

4.               Discussed the operations, financial conditions, future prospects, and projected operations and performance of HKN with the management of HKN;

5.               Analyzed the Company’s public filings;

6.               Analyzed internal financial statements provided by management;

7.               Analyzed other business and financial information of HKN;

8.               Analyzed a 2010 financial forecasts provided by HKN’s management;

9.               Analyzed HKN’s historical trading price for its publicly traded stock;

10.         Analyzed rights offerings conducted by other public companies during the past two years; and

11.         Conducted such other analyses and considered such other factors as we deemed appropriate.

1

Analysis

A transaction which is fair to the Company’s shareholders is one in which shareholders are not forced to pay an unreasonably high price relative to the current market price or the intrinsic value of the Company’s stock in order to exercise their right to purchase additional shares in order to prevent potential dilution.  Based on our independent analysis, we determined 1) that the implied discount in the purchase right is at a discount to the public stock price that is reasonable compared to typical market discounts for similar market transactions and 2) the intrinsic value of the Company’s stock is at least equal to, if not greater than, the publicly-traded price of HKN’s stock.  From a procedural standpoint, while investors that elect not to participate in the rights offering would face dilution of their positions, these investors all are given the opportunity to participate at a reasonable price to avoid such dilution.

Based on the analysis above, every shareholder is treated equally and has an opportunity to participate in the offering and prevent dilution.

Limiting Conditions and Assumptions

This Opinion is subject to the terms and conditions of our engagement letter.  In performing our analyses and rendering this Opinion, BVA, with your consent:

1.               Relied upon the accuracy, completeness, and fair presentation in all material respects of any and all information obtained from public sources or provided to it from private sources, including the management of the HKN, Inc.  BVA did not independently verify such information;

2.               Assumed that any estimates, forecasts, projections, and assumptions furnished to BVA were reasonably prepared and based upon the best currently available information and good faith judgment of the person furnishing such information and that such forecasts and projections are achievable as presented;

3.               Assumed that the final versions of all documents reviewed in draft form by BVA conform in all material respects to the drafts reviewed;

4.               Assumed that information supplied to BVA and representations and warranties made in the S-3 are substantially accurate;

5.               Assumed that all of the conditions required to implement the Transaction will be satisfied and that the Transaction will be completed in accordance with the S-3 without any amendments thereto or any waivers of any terms or conditions thereof;

6.               Relied upon the fact that the Board of Directors and HKN have been advised by counsel as to all legal matters with respect to the Transaction, including whether all procedures required by law to be taken in connection with the Transaction have been duly, validly and timely taken; and

7.               Assumed that all governmental, regulatory or other consents and approvals necessary for the consummation of the Transaction will be obtained without any adverse effect on HKN, or the contemplated benefits expected to be derived in the Transaction.

In our analysis and in connection with the preparation of this Opinion, BVA has made numerous assumptions with respect to industry performance, general business, market and economic conditions and other matters, many of which are beyond the control of any party involved in the Transaction.  To the extent that any of the foregoing assumptions or any of the facts on which this Opinion is based prove to be untrue in any material respect, this Opinion cannot and should not be relied upon.

2

BVA has prepared this Opinion effective as of the date of this letter.  This Opinion is necessarily based upon market, economic, financial and other conditions as they exist and can be evaluated as of the date hereof, and BVA disclaims any undertaking or obligation to advise any person of any change in any fact or matter affecting this Opinion which may come or be brought to the attention of BVA after the date hereof.  Notwithstanding and without limiting the foregoing, in the event that there is any change in any fact or matter affecting this Opinion after the date hereof and prior to the completion of the Transaction, BVA reserves the right to change, modify or withdraw this Opinion.

This Opinion, or excerpts thereof, may be included in any public filing distributed to shareholders of the Company in connection with the Transaction or other document required by law or regulation to be filed with the Securities and Exchange Commission.

Except as described above, this Opinion is not intended for general circulation or publication, nor is it to be reproduced, used for any other purpose, or distributed to third parties without our express written consent.

BVA has not had any material relationship with any party to the Transaction for which compensation has been received or is intended to be received, nor is any such material relationship or related compensation mutually understood to be contemplated.

Conclusion

Based upon and subject to the foregoing, BVA is of the opinion that as of the date hereof, the Transaction is fair to the shareholders of HKN, from a financial point of view.

Respectfully submitted,

The BVA Group LLC

3

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: Signature (Joint Owners) Signature [PLEASE SIGN WITHIN BOX] Date Date 0 0 0 0000082253_1 R1.0.0.11699 HKN, INC. 180 STATE STREET, SUITE 200 SOUTHLAKE TEXAS 76092 VOTE BY INTERNET - www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. Electronic Delivery of Future PROXY MATERIALS If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. The board of directors recommends a vote For the following proposal: For Against Abstain 1 To approve a $15 million rights offering granting stockholders 0.74805 of a right to purchase one share of common stock, par value $.01 per share, subject to adjustments to eliminate fractional rights, for each outstanding share of common stock they own as of the eligibility date, at a purchase price of $2.00 per share; and the issuance and sale of up to 7,500,000 shares of our common stock upon exercise of such subscription rights. NOTE: Such other business as may properly come before the meeting or any adjournment thereof. Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

0000082253_2 R1.0.0.11699 Important Notice Regarding the Availability of Proxy Materials for the Special Meeting: The Notice & Proxy Statement, Form S-3 is/are available at www.proxyvote.com . HKN, INC. Annual Meeting of Stockholders March 23, 2011 10:30AM This proxy is solicited by the Board of Directors The stockholder named on the reverse side ("Stockholder") hereby (1) acknowledges receipt of the Notice of Annual Meeting of Stockholders of HKN, Inc. ("HKN") to be held March 23, 2011, and (2) constitutes and appoints Mikel Faulkner as attorney and proxy of the undersigned, with full power of substitution, for and in the name, place, and stead of the undersigned, to vote, and to act in accordance with the instructions set forth on the reverse side, with respect to all of the shares of Common Stock of HKN standing in the name of the Stockholder, or with respect to which the Stockholder is entitled to vote and act at that meeting and at any meetings to which that meeting is adjourned. In their discretion, the proxy may vote upon such other matters as may properly come before the meeting. You are encouraged to specify your choices by marking the appropriate boxes, but you need not mark any boxes if you wish to vote in accordance with the Board of Directors' recommendations. This Proxy will be voted as specified. If no specification is made, this Proxy will be voted FOR THE PROPOSAL. The shares cannot be voted unless you sign and return this card. Continued and to be signed on reverse side